Exhibit 99.1

Commerce & Finance Law Offices

6F NCI Tower, A12 Jianguomenwai Avenue,

Chaoyang District, Beijing, PRC; Postcode: 100022

Tel: (8610) 65693399 Fax: (8610) 65693838, 65693836, 65693837, 65693839

E-mail Add:  beijing@tongshang.com Website: www.tongshang.com.cn

July 22, 2011

Loyalty Alliance Enterprise Corporation

Suite 6005, 60/F, Central Plaza

18 Harbour Road, Wanchai

Hong Kong

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue an opinion on the laws and regulations of the PRC.

We have acted as PRC counsel for Loyalty Alliance Enterprise Corporation (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the Company’s Registration Statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally filed with Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, on July 21, 2011, relating to the offering by the Company of a certain number of American Depositary Shares (“ADSs”) each of which represent certain number of ordinary shares (the “Ordinary Shares”) of par value US$0.0001 per share of the Company (together with the ADSs, the “Offered Securities”) and (ii) the Company’s proposed listing of its ADSs on the Nasdaq Global Market.

In so acting, we have examined the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies. We have also assumed the documents as they were presented to us up to the date of this legal opinion and that none of the documents has been revoked, amended, varied or supplemented. We have further assumed the accuracy and completeness of all factual statements in the documents. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agents and representatives of the Company with proper authority and upon representations, made in or pursuant to the documents.

The following terms as used in this opinion are defined as follows:

“Governmental Agency” means any national, provincial or local government agency, body or any other regulator in the PRC.

“Governmental Authorizations” means licenses, consents, authorizations, sanctions, permissions, declarations, approvals, orders, registrations, clearances, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, PRC Government Agencies.

“Group Companies” means the Company, Loyalty Alliance Limited, LAEC Enterprise Corporation, or LAEC California, Loyalty Alliance (HK) Limited, or Loyalty Alliance (HK), Loyalty Alliance Shenzhen (HK) Limited, or Loyalty Alliance (Shenzhen), Talkie Technology (Shenzhen) Co., Ltd., or Talkie Shenzhen, Zhiteng Infotech (Shenzhen) Co., Ltd., or Zhiteng and PayEase Technology (Shenzhen) Co., Ltd., or PayEase Technology.

“Material Adverse Effect” means a material adverse effect on the general affairs, management, condition (financial or otherwise), results of operations, shareholder equity or business prospects of the Company, its subsidiaries and variable interest company, taken as a whole.

“PRC Laws” means all laws, statutes, regulations, orders, decrees, notices, circulars, judicial interpretations, and subordinary legislations of the PRC.

“Prospectuses” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

Based on the foregoing, we are of the opinion that:

1.	Each of Talkie Shenzhen, Zhiteng and PayEase Technology (the “PRC Subsidiary” and collectively “PRC Subsidiaries”) has been duly incorporated and is validly existing as a wholly foreign-owned enterprise with limited liability and full legal person status under the PRC Laws and its business license is in full force and effect. All of the equity interests in Talkie Shenzhen and Zhiteng are duly authorized and legally owned by Loyalty Alliance Limited, and are, to the best of our knowledge after due inquiry, free and clear of all liens, encumbrances, security interest, mortgage, pledge, equities or claims or any third-party right. All Government Authorizations required under PRC Laws for the ownership by Loyalty Alliance Limited of its equity interests in Talkie Shenzhen and Zhiteng have been duly obtained. All of the equity interests in PayEase Technology are duly authorized and legally owned by Loyalty Alliance (Shenzhen), and are, to the best of our knowledge after due inquiry, free and clear of all liens, encumbrances, security interest, mortgage, pledge, equities or claims or any third-party right, except for the registered capital to be paid in accordance with PRC laws. All Government Authorizations required under PRC Laws for the ownership by Loyalty Alliance (Shenzhen) of its equity interests in PayEase Technology have been duly obtained. The registered capitals of all PRC Subsidiaries have been paid in accordance with PRC Laws and Government Authorizations (except that the registered capital of PayEase Technology has not been paid in full). Except as disclosed above, to the best of our knowledge, there are no outstanding rights, warrants or options to acquire, or instrument convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in any of the PRC Subsidiaries. The articles of association of PRC Subsidiaries comply with the requirements of applicable PRC Laws and are in full force and effect.

2.	Except as disclosed in the Prospectuses, each of the PRC Subsidiaries has full corporate right, power and authority and has all necessary Governmental Authorizations of and from, and has made all necessary declarations and filings with, all Governmental Agencies to own, lease, license and use its properties, assets and conduct its business in the manner described in the Prospectuses and such Governmental Authorizations contain no burdensome restrictions or conditions. Nothing has come to our attention that makes us to reasonably believe that any Governmental Agency is considering modifying, suspending or revoking, or not renewing, any such Governmental Authorizations. Each of the PRC Subsidiaries conducts its business in accordance with, and is not in violation of, its articles of association, business license, Governmental Authorizations or any PRC Laws to which it is subject or by which it is bound.

3.	The ownership structure of the PRC Subsidiaries as set forth in the Prospectuses complies with current PRC Laws.

4.	To the best of our knowledge after due inquiry and except as disclosed in the Prospectuses, each of PRC Subsidiaries owns or possesses valid licenses in full force and effect or otherwise has the legal right to use, or can acquire on reasonable terms, all intellectual property that are material to the operation of any PRC Subsidiaries and are as currently used or as currently contemplated to be used by the PRC Subsidiaries, in each case, as described in the Prospectuses.

5.	As disclosed in the Prospectus and other than potential withholding of PRC taxes on holders of the Offered Securities who are non-residents of the PRC in respect of (A) any payments, dividends or other distributions made on the Offered Securities or (B) gains made on sales of the Offered Securities between non-residents of the PRC consummated outside the PRC, which have been accurately described in the Prospectuses in all material respects, there are no other PRC income tax or other taxes or duties applicable to such Offered Securities holders unless the holder thereof is subject to such taxes in respect of the Offered Securities by reason of being connected with the PRC other than by reason only of the holding of the Offered Securities or receiving payments in connection therewith as described in the Prospectuses.

6.	Except as disclosed in the Prospectuses, all dividends and other distributions declared and payable upon the interests in PRC Subsidiaries in accordance with its articles of associations and the PRC Laws may be converted into foreign currency that may be freely transferred out of the PRC subject to certain procedures under PRC Laws, and may be so paid without the necessity of obtaining any PRC Government Authorizations, except such as have been obtained.

7.	None of the PRC Subsidiaries (A) is in violation of its articles of association and its business licenses, (B) to the best of our knowledge, is in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument known to us and to which such PRC Subsidiary is a party or by which it is bound, and (C) is in violation of any applicable PRC Laws, or any decree, judgment or order of any court in the PRC, except in the case of clauses (B) and (C), for the violations or defaults which would not, individually or in the aggregate, have a Material Adverse Effect.

8.	To the best of our knowledge after due inquiry, there are no legal, arbitral or governmental proceedings in progress or pending in the PRC to which any of the Group Companies is a party or of which any property of any Group Company is the subject which, if determined adversely to such Group Companies, would individually or in the aggregate have a Material Adverse Effect.

9.	As a matter of PRC Laws, none of the PRC Subsidiaries, or any of their respective properties, assets or revenues, are entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any court in the PRC, service of process, attachment prior to or in aid of execution of judgment, or other legal process or proceeding for the granting of any relief or the enforcement of any judgment.

10.	All matters of PRC Laws material to the ownership of the Group Companies and operations of the PRC Subsidiaries are accurately disclosed in the Prospectuses in all material respects. The statements in the Prospectuses under “Prospectus Summary”, “Risk Factors”, “Dividend Policy”, “Enforceability of Civil Liabilities”, “Corporate Structure”, “Business”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Regulations”, “Related Party Transactions” and “Taxation” to the extent that they constitute matters of PRC Laws or summaries of legal matters of the PRC or legal conclusions in respect of the PRC Laws, or summarize the terms and provisions of the agreements governed by PRC Laws, are correct and accurate in all material respects, and nothing has been omitted from such statements which would make the same misleading in any material respect.

11.	On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “New M&A Rule”), which became effective on September 8, 2006, as amended on June 22, 2009. The New M&A Rule purports, among other things to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, pursuant to the New M&A Rule and other PRC Laws and regulations, the CSRC, in its official website, promulgated relevant guidance with respect to the issues of listing and trading of domestic enterprises’ securities on overseas stock exchanges, including a list of application materials with respect to the listing on overseas stock exchanges by SPVs. Based on our understanding of current PRC Laws, we believe that CSRC approval is not required in the context of this offering.

12.	The Notice Concerning Further Enhancement of Administration for Issuing Shares and Listing Overseas issued by State Council on June 20, 1997, or the Red-Chip Guidance, provides that Chinese-funded unlisted offshore companies or listed offshore companies controlled by Chinese funds may not go public without obtaining special approval from the CSRC and the State Council or provincial government or relevant authorities under the State Council. Based on our understanding, the Red-Chip Guidance is not applicable to this offering because (i) Capinfo Information Development (Hong Kong) Co., Ltd., or Capinfo Hong Kong is one of the investors of the Company rather than a founder, and (ii) Capinfo Hong Kong does not have full control or significant influence over the Company; and therefore the governmental approvals under the Red-Chip Guidance are not required in the context of this offering.

This opinion relates to the PRC Laws in effect on the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

This opinion is rendered only with respect to the PRC Laws and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the above-mentioned Registration Statement and to the reference to our firm’s name under the sections of the Prospectus entitled “Risk Factors”, “Enforceability of Civil Liabilities”, “Regulation”, and “Legal Matters” included in the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ Commerce & Finance Law Offices

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